UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2016

Ares Management, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36429 (Commission File Number)	80-0962035 (IRS Employer Identification No.)

2000 Avenue of the Stars, 12th Floor Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

(310) 201-4100

(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On May 23, 2016, Ares Capital Management LLC (“ACM LLC”), a subsidiary of the registrant that serves as investment adviser to Ares Capital Corporation (NASDAQ: ARCC) (“ARCC”), entered into a Transaction Support and Fee Waiver Agreement with ARCC, dated as of May 23, 2016 (the “Transaction Support Agreement”), in connection with ARCC’s proposed acquisition (the “Transaction”) of American Capital, Ltd. (“American Capital”) pursuant to the Agreement and Plan of Merger, dated as of May 23, 2016 (the “Merger Agreement”), by and among ARCC and American Capital, and solely for certain provisions thereof, ACM LLC, in its capacity as ARCC’s investment advisor.

Under the terms of the Transaction Support Agreement ACM LLC will (i) provide $275 million of cash consideration payable to American Capital shareholders in accordance with the terms and conditions set forth in the Merger Agreement at closing and (ii) waive, for each of the first ten calendar quarters beginning the first full calendar quarter after the closing of the Transaction, the lesser of (x) $10 million of Part I Fees and (y) the amount of Part I Fees for such quarter, to the extent earned and payable by ARCC in such quarter pursuant to and as calculated under the Restated Investment Advisory and Management Agreement, dated as of June 6, 2011, between ARCC and ACM LLC.  ARCC Part I Fees are quarterly performance fees paid to ACM LLC based on ARCC’s net investment income.

The combined ARCC — American Capital company would have in excess of $13 billion in pro forma investments at fair value as of March 31, 2016.  Prior to closing, American Capital may continue its plans to monetize certain investments (in collaboration with ARCC) and the proceeds of any such sales would be used to retire indebtedness or to remain in cash balances as the company has ceased its stock repurchase program.  Since March 31, 2016, American Capital has sold approximately $700 million in balance sheet investments (using fair values as of March 31, 2016).

The financial support contemplated by the Transaction Support Agreement is conditioned upon completion of the Transaction, which is subject to American Capital and ARCC shareholder approvals, customary regulatory approvals and other closing conditions.  The transaction is also conditioned on the successful completion of the sale of American Capital Mortgage Management, LLC to American Capital Agency Corp.  Assuming satisfaction of these conditions, the Transaction is expected to close within the next 12 months. However, there is no guarantee that the sale of American Capital Mortgage Management, LLC or other asset sales described herein will be completed and/or that the other conditions to this transaction will be satisfied.

On May 23, 2016, the registrant issued a press release with respect to the foregoing.  The text of the press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Press Release of Ares Management, L.P., dated May 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES MANAGEMENT, L.P.

	By:	Ares Management GP LLC, its general partner

Date: May 23, 2016	By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Executive Vice President, Chief Legal Officer & Secretary